UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2009

Altus Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51711	04-3573277
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Lincoln Street, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-373-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On June 29, 2009, Altus Pharmaceuticals Inc. (the "Company") provided notice to Lonza Ltd. ("Lonza"), of the Company’s termination of the Manufacturing and Supply Agreement (the "Agreement") dated November 16, 2006, as amended, between the Company and Lonza, alleging Lonza’s material breach of the Agreement and failure to cure such material breach within the time period provided for in the Agreement. The Agreement was a six-year agreement between the Company and Lonza providing for the manufacturing and supply of commercial quantities of the active pharmaceutical ingredients ("APIs") for Trizytek. Under the Agreement, Lonza agreed to manufacture the APIs in accordance with defined specifications and applicable current good manufacturing practice regulations and international regulatory requirements. The notice identifies the material breach as Lonza’s failure to meet the requirements of the Agreement with respect to the production of validation batches of the APIs for Trizytek.

The terms of the Agreement do not require or contemplate any termination fee as a result of terminating the contract due to Lonza’s material breach. Prior to the Company’s delivery of a notice of its intent to terminate the Agreement on March 27, 2009, however, Lonza asserted that the Company had terminated the Agreement without notice pursuant to Section 11.3 of the Agreement. Section 11.3 of the Agreement permits the Company to terminate the Agreement with 12 months prior written notice if it determines to stop development of Trizytek and obligates the Company to make a termination payment of a specified amount to Lonza after the 12 month notice period less the cost of APIs the Company purchase from Lonza over a certain period of time. The specified payment is 8,293,000 Swiss francs, or approximately $7,660,000 based on current exchange rates. The Company responded to Lonza asserting that it has not terminated the Agreement pursuant to Section 11.3.

The Agreement is currently the subject of a lawsuit that Lonza filed against the Company in the United States District Court for the Southern District of New York on May 15, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altus Pharmaceuticals Inc.

June 30, 2009	By:	Thomas J. Phair, Jr.

Name: Thomas J. Phair, Jr.
Title: Vice President, Finance and Treasurer